Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

December 10, 2024

Johnson Controls International plc

One Albert Quay

Cork, Ireland T12 X8N6

Tyco Fire & Security Finance S.C.A.

2 rue Jean Monnet

2180, Luxembourg, Grand Duchy of Luxembourg

Ladies and Gentlemen:

We have acted as U.S. counsel to Johnson Controls International plc, a public company limited by shares, incorporated under the laws of Ireland (the “Company”) and Tyco Fire & Security Finance S.C.A., a corporate partnership limited by shares (société en commandite par actions) incorporated and organized under the laws of the Grand Duchy of Luxembourg (“TFSCA”), in connection with the Registration Statement on Form S-3 (File Nos. 333-269534 and 333-269534-01) (the “Registration Statement”) filed by the Company and the Co-Issuer with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Company and the Co-Issuer from time to time of debt securities (the “Securities”).

Simpson Thacher & Bartlett LLP
Johnson Controls International plc Tyco Fire & Safety Finance S.C.A.
	-2-	December 10, 2024

We have examined the Registration Statement, the Underwriting Agreement dated December 5, 2024 (the “Underwriting Agreement”), among the Company, the Co-Issuer and the underwriters named therein pursuant to which such underwriters have agreed to purchase U.S.$250,000,000 aggregate principal amount of 4.900% Senior Notes due 2032 (the “Notes”) issued by the Company and the Co-Issuer, the Indenture, dated as of December 28, 2016 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Ninth Supplemental Indenture, dated as of September 14, 2022, among the Company, the Co-Issuer and the Trustee (the “Ninth Supplemental Indenture”) as further supplemented by the Twelfth Supplemental Indenture, dated as of December 10, 2024, among the Company, the Co-Issuer and the Trustee (the “Twelfth Supplemental Indenture” and, together with the Base Indenture and the Ninth Supplemental Indenture, the “Indenture”), and a duplicate of the global note representing the Notes. The Notes represent a further issuance of the Company’s 4.900% Senior Notes due 2032 issued in an aggregate principal amount of U.S.$400,000,000 on September 14, 2022. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and Co-Issuer and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Simpson Thacher & Bartlett LLP
Johnson Controls International plc Tyco Fire & Safety Finance S.C.A.
	-3-	December 10, 2024

In rendering the opinion set forth below, we have assumed further that (1) each of the Company and the Co-Issuer is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Indenture and the Notes, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, issuance, delivery and performance by the Company and the Co-Issuer of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, issuance, delivery and performance by the Company and the Co-Issuer of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company or the Co-Issuer.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company and the Co-Issuer enforceable against the Company and the Co-Issuer in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the

Simpson Thacher & Bartlett LLP
Johnson Controls International plc Tyco Fire & Safety Finance S.C.A.
	-4-	December 10, 2024

possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 13.10 of the Base Indenture, Section 2.04 of the Ninth Supplemental Indenture, and Section 2.04 of the Twelfth Supplemental Indenture relating to the separability of provisions of the Base Indenture, the Ninth Supplemental Indenture and the Twelfth Supplemental Indenture, respectively.

In connection with the Indenture whereby the parties submit to the jurisdiction of the courts of any State or United States federal court in The City of New York and County of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of the Indenture which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP